SECOND AMENDED AND RESTATED
TERM REVOLVING NOTE
$2,500,000.00    January 22, 2016
FOR VALUE RECEIVED, HIGHWATER ETHANOL, LLC, a Minnesota limited liability company (the "Borrower"), hereby promises to pay to the order of UNITED FCS, PCA (the "Bank"): (a) the principal sum of $2,500,000.00, or, if less, (b) the aggregate unpaid principal amount of all Term Revolving Loan Advances made by the Bank to the Borrower pursuant to the terms of the Credit Agreement. The Borrower further agrees to pay interest in like money to the Bank on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement, subject to the terms and conditions set forth in the Credit Agreement; all such payments, unless sooner paid, shall be made no later than the Term Revolving Loan Maturity Date. This Second Amended and Restated Term Revolving Note (this "Term Revolving Note") amends, restates and replaces that certain Amended and Restated Term Revolving Note of the Borrower dated September 22, 2014, which amended and restated that certain Term Revolving Note of the Borrower dated February 27, 2014. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.
This Term Revolving Note is one of the Term Revolving Notes evidencing the Term Revolving Loan referred to in that certain Second Amended and Restated Credit Agreement dated January 22, 2016 (the "Credit Agreement"), among the Borrower, the Banks, and AgStar Financial Services, PCA, as Administrative Agent (the "Agent").
This Term Revolving Note is subject to prepayment as provided in the Credit Agreement. This Term Revolving Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a mortgage, security interest or other lien has been granted, the nature and extent of the security, and the terms and conditions upon which such mortgages, liens and security interests were granted and the rights of the Bank in respect thereof.
Upon the occurrence and during the continuance of any one or more of the Events of Default set forth in Section 6.01 of the Credit Agreement, all amounts then remaining unpaid on this Term Revolving Note shall, at the election of the Agent, be immediately due and payable, all as provided in the Credit Agreement. The Borrower hereby waives demand, presentment, protest and notice of nonpayment and dishonor of this Term Revolving Note.
This Term Revolving Note shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to the choice of law principles thereof). The Borrower hereby submits to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Term Revolving Note, and the Borrower hereby agrees that claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. The Borrower hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
HIGHWATER ETHANOL, LLC, a Minnesota
limited liability company

/s/ Brian Kletscher _
By: Brian Kletscher
Its: Chief Executive Officer

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